September 19, 2006

Securities and Exchange Commission

450 Fifth Street NW

Washington, DC

20549 USA

Dear Sirs:

RE:  Lexaria Corp.

We have read Item 4.01 of the Form 8-K dated September 14, 2006 of Lexaria Corp. and are in agreement with the statements contained thereto. We have no basis to agree or disagree with other statements of the registrant contained in the Form 8-K.

Yours truly,

“Staley, Okada & Partners”

STALEY, OKADA & PARTNERS

Chartered Accountants